1. Standards of Conduct & Code of Ethics
Purpose
These Standards of Conduct (“Standards”) and Code of Ethics (“Code”) have been adopted by Mairs & Power, Inc. to assist Access Persons in embracing the overall Mairs & Power Mission, Vision, and Values through their conduct, in accordance with general business, fiduciary, and legal principles and to satisfy certain regulatory requirements as described below.
Although M&P believes that personal investment and other activities by Access Persons should not be discouraged or prohibited, the nature of M&P’s fiduciary obligation to the Funds and separately managed account clients (collectively, “Clients”) necessarily requires certain disclosures with respect to, and results in some restrictions on, the activities of Access Persons. These Standards and Code cover a broad range of business practices. They do not cover every issue that may arise, or every law that must be complied with, but they set out basic principles to guide Access Persons in the conduct of the business of M&P and the Funds. Access Persons are expected to abide by the spirit of the Standards and the Code, and the principles articulated herein and to seek to avoid even the appearance of improper behavior.
The Advisers Act imposes a fiduciary duty on all investment advisers, including M&P. As a fiduciary, M&P has a duty to act solely in the best interests of each of its Clients, including the Funds. Fiduciaries owe their Clients a duty of care, loyalty, honesty, good faith, and fair dealing. Clients entrust the firm to prudently manage their assets, which in turn places a high standard on the conduct and integrity of all Access Persons. This fiduciary duty compels all Access Persons to act with the utmost integrity in all dealings with Clients. This fiduciary duty is the core principle underlying these Standards and Code and represents the expected basis of all dealings with Clients. All Access Persons are provided with a copy of these Standards and Code.
I. Standards of Conduct
In connection with these expectations, M&P has established the following core principles of conduct. While the following principles are not all-encompassing, they are consistent with M&P’s culture of openness, honesty, and integrity.
In conducting business activities on behalf of M&P, Access Persons must, at all times:
•Act with integrity, competence, and dignity, adhere to the highest ethical standards, and deal fairly with and act in the best interests of Clients;
•Comply with applicable Federal Securities Laws; and
•Promptly disclose to the Chief Compliance Officer any circumstances that create an actual or potential conflict with the interests of Clients, including, but not limited to, violations of the Federal Securities Laws or failures to comply with M&P policies and procedures;
•The interests of Clients and of the Funds’ shareholders should be placed ahead of those of all others;
•Access Persons should not take inappropriate advantage of their position with M&P;

•All personal securities transactions in Covered Securities must be conducted in a manner consistent with these Standards to avoid any actual or potential conflicts of interest with the investment activities undertaken for Clients with respect to which M&P has investment discretion, including Clients, and to avoid any abuse of position of trust and responsibility with respect thereto;
•Diligence and care must be taken in maintaining and protecting non-public, confidential information concerning Clients and the Funds’ shareholders and information considered confidential or proprietary to M&P and the Funds, including but not limited to, information regarding investment transactions made or being considered or any non-public portfolio holding information of any Clients;
•At no time may any Access Person engage in any conduct or activity that operates or would operate as a fraud or deceit on M&P, the Funds’ shareholders, or Clients or make any untrue statement, or fail to make a statement that could be misleading in a material way;
•M&P prohibits any activity which directly or indirectly functions as a manipulative practice with respect to securities, including trading activity for Client or personal accounts intended to manipulate securities markets. This prohibition includes the intentional creation or spreading of false information or rumors intended to affect securities prices, or other potentially manipulative conduct. If an Access Person has any questions about whether they are in possession of such false information and how to proceed, the Access Person must consult with the CCO.
•M&P will strive to foster a healthy culture of compliance.
Questions related to the Standards of Conduct should be directed to the CCO.
II. Code of Ethics
Rule 17j-1 on the Investment Company Act of 1940, as amended (the 1940 Act) requires that an investment company, as well as its investment adviser and principal underwriter, adopt a written code of ethics containing provisions reasonably necessary to prevent their Access Persons from engaging in any fraudulent or unlawful personal trading activity. The 1940 Act further requires an investment company to disclose in its registration statement certain information about its code of ethic and to file a copy as an exhibit.
Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), requires each investment adviser registered with the Securities and Exchange Commission to adopt a written code of ethics containing provisions reasonably necessary to reflect an adviser’s fiduciary obligations to its Clients and to ensure its Access Persons comply with applicable Federal Securities Laws.
II.A. Administration of the Code of Ethics
M&P utilizes a third-party vendor, ComplianceAlpha (the “Reporting System”), to assist in its administration of the Code. The Reporting System must be used by Access Persons to submit all required reports as requested by the CCO and to request preclearance of personal securities transactions.

Any person with the authority to approve any transaction or exemption under the Personal Trading Policy (each, an “Authorized Person”) may not approve any transaction or exemption involving themselves or their related accounts and must have another Authorized Person approve their transactions and exemptions.
II.B. Conflicts of Interest
Compliance with one’s fiduciary duty requires striving to avoid conflicts of interest and, where that is not possible, fully disclosing all material facts concerning any conflict that does arise with respect to any Client. A conflict of interest exists when a person’s private interests interferes, or appears to interfere, with the interests of a Client. A conflict of interest may also arise when M&P or an Access Person has a reason to favor the interests of one Client over those of another Client. All Access Persons must strive to avoid the existence or appearance of a conflict of interest. A conflict of interest may arise in a number of situations, as discussed in detail throughout these Standards and Code.
Conflicts are subject to periodic reporting and/or prior approval. All Access Persons and other individuals as determined by the CCO are required to complete a Conflicts of Interest Certification at the time of hire and annually thereafter. Contact the CCO if you have any questions about what constitutes a conflict of interest, or to report any material transaction or relationship that could reasonably be expected to create a conflict.
II.C. Charitable Contributions
Access Persons are prohibited from making charitable contributions for the purpose of obtaining or retaining Client relationships with certain organizations. In addition, Access Persons are prohibited from solely considering M&P or any affiliated entity’s current or anticipated business relationships as a factor in making charitable contributions. Any contributions made by M&P must be reviewed and approved by the CCO.
II.D. Co-Investment Opportunities
Co-investments by an Access Person can help align interests with Clients’ interests, encourage prudence and diligence during the investment process, and demonstrate the confidence Access Persons have in the private market investment model. However, co-investments can also present conflicts of interest if not properly structured and monitored.
The CCO is responsible for monitoring co-investments by the Company and its Access Persons. Among other things, the CCO will seek to ensure that:
•Co-investment activities have been accurately disclosed to affected investors;
•Client investments and any Company or Access Person co-investments are on the same terms and in the same portion of the portfolio company’s capital structure;
•The extent to which Company or Access Person co-investments take away from the size of the investment opportunity available to Clients is properly disclosed and/or mitigated through limits on the size of the co-investments;

•Co-investments will be made at the same time as Client investments, and the Company and its Access Persons will not dispose of a co-investment ahead of Clients; and
•The CCO has access to all information necessary to monitor Access Persons’ co-investments in the same way that other personal securities transactions are monitored.
II.E. Records Retention
The following records will be kept in accordance with this Code and its related Policies and Procedures:
•All initial and annual holdings reports;
•All quarterly personal trading reports or broker confirmations/statements in lieu thereof;
•A copy of the Code currently in effect and any that have been in effect within the past five years;
•A record of any violation of the Code and of any action taken as a result of the violation;
•All written acknowledgements of the Code for each person who is currently, or within the past five years was, an Access Person;
•A list of persons who are currently, or within the past five years were, Access Persons and a list of persons who are or were responsible for reviewing reports made by Access Persons under the Code;
•All records documenting the annual review of the Code;
•All records of any request for pre-approval of investments and the responses thereto, including the reasons to support the decision to approve the acquisition by investment personnel of IPOs or Limited Offerings; and
•Any other record or document created pursuant to the Code, including approvals and exceptions.
All such records will be maintained in the appropriate location and for the time period as set forth in the Records Retention Policy.
II.E. Violations
Compliance with the Code is a condition of employment, and a violation of its provisions may be cause for termination of employment. Other disciplinary actions may include warnings, disgorgement of profits, fines, suspension of trading privileges, and reporting to the M&P Board. Whether to impose a sanction will be considered on a case-by-case basis and will be imposed based on the CCO’s discretion, which may include consultation with the Compliance Committee. All Access Persons are required to certify annually that they have read, understand, and have complied with the Standards and Code.
Any violation or suspected violation of this Code (including any violation or suspected violation by another Access Person) must be promptly reported to the CCO. Violations or suspected violations committed by the CCO must be reported to the CEO. Examples of items that should be reported include (but are not limited to): non-compliance with Federal Securities Laws; conduct that is harmful to Clients; and purchasing of securities contrary to the Code. All such reports will be treated confidentially to the extent permitted by law and will be investigated promptly and appropriately.

Access Persons are encouraged to report any violations or perceived violations as such good faith reports will not be viewed negatively by M&P, even if the reportable event, upon investigation, is determined not to be a violation and the CCO determines the Access Person reported such apparent violation in good faith. M&P does not permit retaliation for good faith reports of suspected violations, and any such retaliation constitutes a violation of this Code.
II.F. Exemptions
The CCO may grant limited exemptions to certain of the above requirements in their sole discretion, where the circumstances warrant and where the CCO is satisfied that granting the exemption would not create a breach of the Federal Securities Laws, a breach of M&P’s fiduciary obligations or undue risk to M&P or its Clients. All exemptions granted by the CCO must be documented and records thereof maintained.
Approved: December 18, 2012
Most Recent Revision: January 1, 2024

2. Personal Trading Policy
Purpose
Personal trading raises the potential for conflicts of interests that interfere or could appear to interfere with the interests of a Client. Access Persons must conduct all Personal Transactions in a manner as to be consistent with the Code and to avoid any actual or potential conflict of interest or any abuse of the Access Person’s position of trust and responsibility.
Personal Trading Restrictions
The provisions of this Policy apply to the Personal Transactions of All Access Persons, except Access Persons who are Independent Trustees.
Pre-clearance Requirement
No Access Person may act in such a way as to benefit from the knowledge that the Company has taken, or is considering taking on, an investment position in a security or portfolio company. Unless the transaction is exempt as detailed below, every Personal Transaction in a Covered Security, including transactions in private placement securities, initial public offerings (“IPOs”) and other Limited Offerings, including any related private fund, by an Access Person must be pre-approved by the CCO or their designee.
Requests seeking permission to engage in a Personal Transaction must be submitted through the Reporting System. All requests must be submitted prior to 2 p.m. CST on the proposed trading day. As necessary, the CCO or their designee will obtain additional approvals from Investment Managers or Fund Managers. Investment Managers, the CCO, or the CCO’s designee may deny a request for any reason deemed appropriate. The pre-clearance authorization is effective until the close of business on the day the pre-clearance request is approved, unless extended or revoked at the discretion of the CCO.
Blackout Periods
Unless the transaction is exempt under the Code as described below, no Access Person may:
•Execute a Personal Transaction when M&P or any affiliated entity has a pending buy or sell order in that same security;
•Execute a Personal Transaction within 7 calendar days before or after a trade is executed on behalf of any Client; or
•Execute a Personal Transaction when the security has been included on M&P’s or any affiliated entity’s Recommended List, Holdings Watchlist, Regional Watchlist, or National Watchlist, collectively defined as the “M&P Lists.”
The above three prohibited actions (the “Blackout Periods”) will be determined relative to the day on which transactions of the Clients are effected. In the event of a violation of these provisions, if the violation results from a Personal Transaction that can be reversed prior to settlement, such transaction must be reversed with any costs being borne by the Access Person. If reversal is not practical or possible, then the security must be sold, and any profit realized from the transaction will be disgorged to a 501(c)(3) tax exempt organization selected by the Compliance Committee.

Exception to Blackout Periods – Highly Liquid Securities
Personal Transactions in stocks (and in convertible preferred stocks convertible into such common stocks) of companies with market capitalizations of $20.5 billion or more at the time or purchase or sale and where the Access Person’s aggregate personal securities transactions for the day amount to $25,000 or less are not subject to the Blackout Periods. These stocks are believed to be sufficiently liquid and actively traded such that Personal Transactions or transactions undertaken for Clients are unlikely to have any significant impact on the market price of such stocks. To eliminate the appearance that Covered Persons are favoring themselves over Clients, this exception is not available for securities that are included on any of the M&P Lists. Because options and other derivatives may involve leverage that magnifies the effect of even small price changes in the underlying stock, Personal Transactions in options and other derivatives remain subject to such Blackout Periods.
Ban on Short-term Trading Profits
Access Persons are prohibited from profiting in the purchase and sale, or the sale and purchase, of the same or equivalent securities within 30 calendar days. Exceptions to the 30-day ban may be granted on a case-by-case basis by the CCO.
Exempt Transactions
The following transactions are exempt from the pre-clearance requirements and other provisions of this Policy as stated above, but the reporting and disclosure requirements of the Standards of Conduct and Code of Ethics continue to apply:
•Purchases or sales effected in any account over which an Access Person has no direct or indirect influence or control, or in any account of the Access Person which is managed on a discretionary basis by a person:
oUnrelated to the Access Person;
oWhom the Access Person does not, in fact, influence or control; and
oWith whom the Access Person does not confer or otherwise participate in connection with the purchase and sale of securities in the account.
Note: Any Registered Investment Adviser arrangement by an Access Person must be pre-approved by the CCO before the Access Person may rely upon this exemption. For this purpose, transactions effected under an investment advisory account agreement are not eligible for this exemption unless the agreement contains an express delegation of investment discretion.
•Purchases or sales of non-affiliated Exchange-Traded Funds (“ETFs”), options or futures on ETFs;
•Purchases or sales of any related securities, including the Mairs & Power Mutual Funds and ETF;
•Purchases or sales of any cryptocurrencies;
•Securities acquired through stock dividends, automatic dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs or other similar corporate reorganizations or distributions;

•Transactions pursuant to an Automatic Investment Plan (“AIP”), defined as a program in which regular periodic purchases or withdrawals are made automatically in or from investment accounts in accordance with a predetermined schedule and allocation. An AIP includes a dividend reinvestment plan and employer contributions to retirement plans.
•Purchases effected upon the exercise of rights issued by the issuer pro rata to all holders of a class of its securities.
The following are not considered to be “Covered Securities” and therefore, transactions involving the below are exempt from the pre-clearance requirements and other provisions of this Policy as stated above:
•Shares of open-end mutual funds
•Direct obligations of the United States Government;
•Bankers’ acceptances, bank certificates of deposit, commercial paper, and other high quality short-term debt instruments, including repurchase agreements;
•Shares issued by any money market fund;
•Shares issued by unit investment trusts that are invested exclusively in one or more open-end mutual funds, none of which are the Funds; and
•Options/futures based on broad based indices, interest rates, Standard & Poors Depository Receipts, U.S. Treasury instruments, commodities, or currencies.

Predictive Markets
Access Persons may not use predictive markets or similar platforms (such as Kalshi, Polymarket, or Robinhood) to place bets or otherwise enter contracts that are tied to the price, performance, or outcome of any publicly traded company, security, or financial instrument. Such activities will be treated the same as personal trading in securities and are not permitted.
Predictive market activity that is purely cultural or recreational in nature, such as bets related to sports, entertainment, or other non-financial events, is permitted, provided it does not involve any publicly traded company or security and does not otherwise violate the Code of Ethics and Standards of Conduct. The CCO reserves the right, in their sole discretion, to approve, restrict, or prohibit any predictive market activity at any time.

Approved: December 18, 2012
Most Recent Revision: March 12, 2026

3. Reporting and Disclosure Requirements
Purpose
To mitigate the risk of the violation of any Federal Securities Law, Access Persons are required to promptly disclose the opening and closing of personal trading accounts and complete their required certifications.
Policy
The Compliance Department will notify each Access Person (either through an email from the Reporting System or through the corporate email system) of the date by which the required holdings and transaction disclosures must be completed. Access Persons do not need to manually file transactions and holdings for accounts maintained at Approved Brokers as information for such accounts is transmitted by electronic data feeds to the Reporting System. To the extent an Access Person has transactions and holdings in reportable securities which are not transmitted on a data feed to the Reporting System and that are held in accounts other than accounts maintained at Approved Brokers, the Access Person must manually record all required information in the Reporting System, including the name of the broker, dealer, or bank with whom the Access Person maintains the account.
It is the responsibility of each Access Person to ensure that the reports for their accounts maintained at Approved Brokers are transmitting data as expected; Access Persons are likewise responsible for providing any reports as not received via data feed to the Reporting System manually. The CCO or their designee will be responsible for reviewing all reports collected by the Reporting System and ensuring they are maintained in accordance with the Records Retention Policy. Exceptions to the following reporting requirements are open-end mutual funds (but not including any related Funds) held directly at a transfer agent and other accounts where the Access Person does not have any direct or indirect influence or control. These general requirements apply to each type of report described below.
Initial and Annual Holdings Report
All Access Persons must disclose within 10 days of becoming an Access Person, and annually thereafter, a dated report consisting of all Covered Securities Beneficially Owned in said Access Person’s accounts, including the title and type of the security, the exchange ticker symbol or CUSIP number, the number of shares, or the principal amount of the holding. The holdings must be current as of a date not more than 45 days prior to the person becoming an Access Person (initial report) or the date the disclosure is submitted (annual report). Account and/or Brokerage statements may be used to supplement this reporting obligation in regard to initial holdings. These reports are submitted to the Reporting System utilizing an automated certification sent to all new (initial) and existing (annual) Access Persons.
Quarterly Transactions Report
All Access Persons must disclose all Personal Transactions in Covered Securities on a dated report, including the date of the transaction, the title and type of the security, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares or the principal amount, the nature of the transaction, the price received, and the name of the broker, dealer or bank through which the transaction was effected within 30 days after the end of each calendar quarter.
Investment/Brokerage Account Reports
Each Access Person must report all investment accounts in which an Access Person is a Beneficial Owner, has discretion, or has full or limited trading authorization within 10 days after the person becomes an Access Person.
With respect to new accounts, Access Persons must also report all new investment accounts established within 10 days after the account is opened. Access Persons must attach an initial holding report to all newly established accounts, if the account has holdings to report.
Insider Trading and Protection of Non-Public Information
Access Persons are subject to M&P’s Insider Trading Policy. In addition, all Access Persons and are prohibited from purchasing or selling any security while in the possession of material non-public information about the issuer of the security, and from communicating to third parties any such material non-public information. Access Persons are further prohibited from using or disclosing any non-public information relating to The Funds or other Clients, or any nonpublic information relating to the business or operations of M&P, unless properly authorized to do so.
Access Persons must adhere to the Funds’ portfolio disclosure holding policies. Access Persons are prohibited from purchasing or selling Fund shares based on material, non-public information.
To avoid any potential problems, Access Persons and should always consult the CCO before trading if they believe they have any material non-public information. The CCO may place trading restrictions on any Access Persons with material non-public information until public disclosure of a material event has occurred.
Approved: December 18, 2012
Most Recent Revision: May 27, 2021

4. Gifts and Entertainment Policy
Purpose
In order to reduce the possibility of an actual or apparent conflict of interest, Access Persons may not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision making or suggest that they are obligated to favor any particular person or firm. Similarly, Access Persons should not offer gifts, favors, entertainment, or other things of value that could be viewed as overly generous or aimed at influencing decision-making.
Gifts
Access Persons, with the exception of those who are registered representatives of the affiliated Funds’ distributor (“Registered Reps”), are prohibited from giving or receiving:
•Cash or cash equivalents of any amount; and
•Any gift(s) of more than $250 aggregate per calendar year to or from any person or entity doing business with M&P or with which M&P seeks to do business, except as set forth below with respect to Access Person Retirement Income Security Act of 1974, as amended (ERISA) (collectively, “ERISA Accounts”).
Registered Reps are prohibited from giving or receiving:
•Any cash or cash equivalent of any amount; and
•Any gift(s) of more than $100 aggregate, excluding de minimis items, per calendar year except as set forth below with respect to ERISA Accounts.
Entertainment
Customary business entertainment is not considered a gift so long as it is considered business related (i.e., if you are accepting tickets to a sporting event, the offeror must go with you), reasonable in cost, appropriate as to time and place, and neither so frequent nor so costly as to raise any question of impropriety. Customary business amenities which Access Persons and, if appropriate, their guests, may accept or give include an occasional meal, a ticket to a sporting event or the theater, golf greens fees, an invitation to a reception or cocktail party, or comparable entertainment.
Occasionally, Access Persons are invited to attend or participate in conferences, tour a company’s facilities, or meet with representatives of a company. Such invitations may involve traveling and may require overnight lodging. Generally, all travel and lodging expenses provided in connection with such activities must be paid for by M&P. However, if appropriate, and with the CCO’s prior approval, Access Persons may accept travel related amenities if the costs are considered insubstantial and are not readily ascertainable.
Reporting
All gifts or entertainment given or received with a value in excess of $100 or that is of any value but was given to or received from an ERISA Account must be reported quarterly to the CCO through a Quarterly Gifts and Entertainment Certification submitted through the Reporting

System. The Reporting System will keep a log of all gifts and entertainment reported. Registered Reps must also comply with the distributor’s reporting requirements.
ERISA Accounts
Access Persons and Registered Reps are subject to additional limitations on accepting and giving gifts and business entertainment from and to any person or entity doing business with M&P or with which M&P seeks to do business that is subject to Department of Labor (“DOL”) oversight, such as qualified accounts under ERISA, an account of a “Plan”, or non-ERISA government plans. The CCO is responsible for determining the regulatorily-accepted standards for limiting the value of gifts and business entertainment (including business meals) in connection with ERISA Accounts, as applicable from time to time, and ensuring that such limits are followed with all prospective and existing ERISA Accounts.
All Access Persons (including Registered Reps) must report all gifts or business entertainment given to or received from any person or entity that is associated with an ERISA Account through the Quarterly Certification process detailed above. The CCO will track all gifts and entertainment received from or provided to ERISA Accounts and will be responsible for any necessary reporting in connection with those gifts and entertainment, including to ERISA Account fiduciaries and regulatory agencies.
Approved: December 18, 2012
Most Recent Revision: May 27, 2021

5. Outside Business Activities Policy
Purpose
In order to reduce the possibility of an actual or apparent conflict of interest, or violate any Federal Securities Law, Access Persons are required to seek approval from the CCO prior to engaging in any sort of outside employment.
Policy
The CCO will review any requests to participate in outside employment in order to verify that said employment would not be inconsistent with the interests of M&P or its Clients. From time to time, the Access Person may be required to provide reports summarizing these activities as well as note their participation through the Annual Conflicts of Interest Questionnaire conducted through the Reporting System. Access Person is also required to notify the CCO if any such activities terminate or materially change from what was approved.
Service as a Director – Public, Private, or a Non-Profit Organization
Any Access Person wishing to, or appointed to, serve as director, committee member, or other similar oversight role for an outside public company, private company, including portfolio companies, or non-profit organization must first seek approval from the CCO. The CCO will review the request to ensure such service is not inconsistent with the interests of M&P, the Funds and Clients. Any service may be subject to procedures the CCO deems appropriate to prevent the misuse of material non-public information that may be acquired through board service, and other procedures or investment restrictions that may be required to prevent actual or potential conflicts of interest. These procedures will, at a minimum, require that such person be isolated from investment decisions with respect to securities issued by such company. From time to time, the Access Person may be asked to provide reports summarizing this service. Access Persons are also expected to notify the CCO if any such service terminates or materially changes from what was approved.
Access Persons are required to refrain from discussing such company or sharing any non-public information learned through their capacity as a director of another company with any other Access Person. The CCO may impose additional restrictions on Access Persons in such a case to avoid the potential for a conflict of interest and to comply with any applicable regulatory requirements.
Relative in the Securities Industry
Access Persons are required to immediately disclose to the CCO any spouse, significant other living in the same household, parent, sibling, or lineal descendant who is employed in the securities industry.
Approved: December 18, 2012
Most Recent Revision: May 27, 2021

Exhibit A
Terms and Definitions

Definitions (as used within this policy):
•“Approved Broker” means custodian brokers that transmit securities transactions and holdings information through a data feed to the Reporting System.
•“Access Person” means:
oAny Employee of M&P;
oAny other person the CCO has determined to treat as an “Access Person” for purposes of this Code because s/he is involved in making securities recommendations to Clients or has access to non-public information regarding
Client purchases or sales of securities,
securities recommendations or
portfolio holdings of the Funds;
•Any other person the CCO determines meets the definition of “Access Person” as set forth in Rule 204A-1 or Rule 17j-1, such as temporary employees or consultants.
•“Beneficial Ownership” has the same meaning as in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is a beneficial ownership for purposes of Section 16 of that Act. Beneficial Ownership will be attributed to an Access Person with respect to transactions for:
oa person’s own account;
oan account owned jointly with another person;
oan account in the person’s name as a guardian, executor, or trustee;
oan account in which such person, their spouse, or their minor child residing in the same household has a direct or indirect interest;
oan account of any other relative (e.g.) parents, in-laws, adult children, brothers, sisters, etc.) whose investments the person directs or controls whether or not the relative resides with the person, and an account of any other person, partnership, corporation, trust, custodian, or other entity if, by reason of contract or formal or informal understanding or arrangement, the person has a direct or indirect pecuniary interest in such account.
•“Covered Security” has the same meaning as set forth in Section 202(a)(18) of the Advisers Act. Some of the more common instruments included in this definition are any note, common stock, preferred stock, exchange-traded funds (“ETFs”), closed-end investment companies, treasury security, debt securities and derivative instruments, including futures contracts, and option on futures contracts, relating to any stock, bond, or index. Covered Securities also includes Limited Offerings (i.e., limited partnership interests and private placement common or preferred stocks or debt instruments), shares of the Funds, and municipal securities.

For the purposes of this Code of Ethics, all related securities, including the Mairs & Power Mutual Funds and ETF, are considered covered securities.

    Covered Security does not include:

oShares of open-end mutual funds
oDirect obligations of the United States Government;
oBankers’ acceptances, bank certificates of deposit, commercial paper, and other high quality short-term debt instruments, including repurchase agreements;
oShares issued by any money market fund;
oShares issued by unit investment trusts that are invested exclusively in one or more open-end mutual funds, none of which are the Funds; and
oOptions/futures based on broad based indices, interest rates, Standard & Poors Depository Receipts, U.S. Treasury instruments, commodities, or currencies.
•“Independent Trustee” means a trustee of the Funds who is not an “interested person” of the Funds within the meaning of Section 2(a)(19) of the 1940 Act and who would be required to provide reports pursuant to Rule 17j-1 solely by reason of being a trustee.
•“Employee” means any employee, officer, or director of M&P.
•“Federal Securities Laws” means the Securities Act of 1933 (“1933 Act”), the 1934 Act, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach Bliley Act, any rules adopted by the Securities and Exchange Commission (“SEC”) under any of these statutes, the Bank Secrecy Act as it applies to mutual funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of Treasury.
•“Initial Public Offering (IPO)” means an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.
•“Limited Offering,” including private placements, are defined as offerings that are exempt from registration pursuant to Section 4(a)(2) or Section 4(a)(5) under the 1933 Act, or Rule 504 or 506 under said Act.
•“Monetary interest” has the same meaning as pecuniary interest as described in Rule 16a-1(a)(2) of the 1934 Act; the opportunity to directly or indirectly profit or share in any profit derived from a security transaction.
•“Investment Manager” means the individual responsible for implementing an investment strategy in a client account and managing the portfolio trading.
“Personal Transactions” means transactions in Covered Securities in which an Employee has direct or indirect Beneficial Ownership.”

6. Insider Trading Policy
Purpose
M&P forbids any officer, director, or access person from trading, either personally or on behalf of others, including on behalf of M&P, on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading." M&P’s policy applies to every officer, director, and access person and extends to activities within and outside their duties at M&P.
Insider Trading laws generally prohibit:
•Trading by an insider while in possession of material nonpublic information;
•Trading by a non-insider while in possession of material nonpublic information obtained when an insider violates their duty to keep information confidential or the information is misappropriated; and
•Communicating material nonpublic information to others.
Insider trading and tipping violate the federal securities laws if the trading or tipping of the information results in a breach of fiduciary duty of trust or confidence. A breach of fiduciary duty generally arises when an insider purchases or sells securities of their corporation on the basis of material, non-public information. This conduct breaches the insider’s duty to the corporation’s shareholders. In addition, liability for insider trading could involve a breach of duty to a client, an employer, Access Persons, or a personal acquaintance. For example, a fiduciary breach may be found where an insider gains a personal direct or indirect benefit from the disclosure.
An outsider may be liable for insider trading under the “misappropriation” theory if they breach a duty of trust or confidence to anyone by obtaining information improperly, or by using information that was obtained properly for an improper purpose.
Definitions
A. An “insider” generally includes officers, directors, access persons, and Access Persons of a company. M&P Access Persons that serve on a Board of Directors for a portfolio company may meet the standard of being an insider. In addition, a person can be a "temporary insider" if they enter into a special confidential relationship in the conduct of a company's affairs and, as a result, is given access to information solely for the company's purposes. A temporary insider may include, among others, a company’s attorney, accountant, consultant, bank lending officer, and their Access Persons. A person may become a temporary insider of an issuer if they advise the issuer or provide other services, provided the issuer expects the person to keep any disclosed information confidential. Additionally, an individual may become an insider or a temporary insider if they have a spouse or close personal relationship with anyone who meets the above standard.
B. "Insider trading" is not precisely defined in the federal securities law, but generally is used to refer to the use of material nonpublic information to advantageously trade securities (whether or not one is an "insider") or to the communication of material nonpublic information to others.

C. "Material Information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making their investment decisions, or information that is reasonably certain to have a substantial effect on the market value of a company's securities. Information that officers, directors, and Access Persons should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and extraordinary management developments.

D. “Nonpublic information” is information that has not been effectively communicated to the marketplace. One must be able to point to some evidence to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in the Dow Jones news service, Reuters Economic Services, The Wall Street Journal, or other publications of general circulation would be considered public.

Identifying Insider Information
Before trading, including personal trading or on behalf of M&P, in the securities of a company about which they may have potential inside information, an Access Person should ask the following questions:
•Is the information material? Is this information that an investor would consider important in making their investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?
•Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal, or other publications of general circulation?

If, after consideration of the above, an Access Person believes that they have information that is material and nonpublic, or they are not certain about the status of the information, they must take the following steps:
•Report the matter immediately to the Chief Compliance Officer.
•Do not purchase or sell the securities on behalf of yourself or others, including M&P.
•Do not communicate the information inside or outside M&P, other than to the Chief Compliance Officer or to individuals as directed by the Chief Compliance Officer.
•After the Chief Compliance Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

Penalties for Insider Trading
Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

•Civil injunctions;
•Treble damages;

•Disgorgement of profits;
•Jail sentences
•Fines for the person and their employer
In addition, a violation of this policy statement can be expected to result in serious sanctions by M&P and its affiliated entities, including termination of employment for the person or persons involved.

Approved: December 18, 2012
Most Recent Revision: May 27, 2021

7. Expert Network Policy
Purpose
M&P understands that, from time to time, Access Persons may consult with paid or unpaid industry experts as part of the Adviser’s research process. The Adviser conducts such consultations through the use of an Expert Network. The use of Expert Networks as part of the research process creates the risk of exposure to material nonpublic information (“MNPI”) as defined in the Insider Trading Policy. To mitigate the risks associated with the use of Expert Networks, the Adviser has adopted the following policies and procedures, which apply to all communications, consultations and arrangements made with any Expert Network.
Definitions
A. An “expert” is an individual who is deemed to have special expertise in a particular area of interest. Types of experts can include, but are not limited to: academics, scientists, engineers, doctors, lawyers, industry participants and/or former Access Persons of a company of interest.
B. "Expert Networks” are firms whose primary business function is to connect industry experts with their clients, usually investors or researchers, for a fee.
Utilizing Expert Networks
Prior to engaging with a new Expert Network, the Compliance Department will assess the compliance policies of the expert network including, but not limited to, the insider trading policy of the network, the frequency and content of compliance-related training provided to the network’s experts, policies regarding experts who are current or former Access Persons of public companies, policies regarding experts who are currently or formerly government officials and any policies concerning review of potential red-flags occurring during consultation.
Prior to any M&P Access Person engaging in active consultation with an expert, the Access Person must seek pre-approval from the Chief Compliance Officer (“CCO”) or their designee. Pre-approvals are intended to provide the CCO with adequate information to determine if potential conflicts of interest exist for the proposed consultations. Pre-approval forms are located in ComplianceAlpha, the Compliance Department’s Reporting System. Any incomplete pre-approval forms will be rejected. Access Persons are only permitted to consult with experts once pre-approval has been obtained.
At the beginning of any consultation, the M&P Access Person should clearly state with the expert the topics they intend to discuss; the Access Person must confirm that the expert is permitted to discuss such topics. The Access Person must then clearly state that they do not want to receive any:
•MNPI related to the expert’s current employer or any affiliated entities;
•MNPI related to the expert’s prior employers, or any affiliated entities;
•Information related to topics that the expert is prohibited from disclosing; and
•Any other information that may be considered MNPI.

If at any time during the call, the Access Person believes they have received information in violation of the above guidelines, the Access Person must end the call immediately and inform the CCO of the circumstances.
Following the completion of the consultation, the Access Person must provide to the CCO or their designee a transcript of the consultation, if one has not been previously provided directly by the Expert Network.
Oversight
The CCO is responsible for oversight of the Adviser’s use of Expert Networks through annual testing. The CCO, or their designee, will select and randomly review the transcripts of consultations to verify that no information received was in violation of this policy and that the Expert Network’s Compliance Department is providing adequate oversight of their experts as detailed in their own policies and procedures. The CCO reserves the right to randomly select and chaperone any pre-approved consultations and may do so without prior notice to the Access Person.
Approved: December 18, 2012
Most Recent Revision: May 27, 2021

8. Political Contributions Policy
Purpose
M&P and its Covered Associates, as defined below, are required to comply with Rule 206(4)-5 of the Investment Advisers Act of 1940 (the “Act”), which governs political contributions of an investment adviser and its Covered Associates to officials of state and local government entities. Political contributions and activities in violation of the Act subject an investment adviser to an automatic two-year ban on receiving compensation from a state or local government entity client effective as of the date of the triggering contribution. This policy is designed to provide reasonable assurance that neither M&P nor its Covered Associates inappropriately influence the selection or retention of advisory contracts from government entities via the use of political contributions
Definitions
1. “Political Contribution” means any payment made for the purpose of influencing any election for state or local office or where an incumbent state or local official is running for federal office. Contributions include:
•Payments made directly to an official of a government entity who is in a position to influence the selection of M&P as an investment adviser;
•Payments to a political party of a state or locality in which M&P is providing or seeking to provide investment advisory services to a government entity; and
•Payments made indirectly through a third party that if, done directly, would violate the Rule. Third parties include family members, consultants, attorneys, friends, political action committees or companies affiliated with M&P.
Contributions do not include payments to federal incumbents seeking a federal position, a federal candidate not holding any office, or national committees.

2. “Covered Associate” means:
•All Access Persons;
•Any political action committee controlled by M&P or its Covered Associates; and
•The spouse of the individuals identified above.

3. “Official” means any person, including any election committee for such person, who was, at the time of the contribution, an incumbent, candidate, or successful candidate for elective office of a government entity, if the office is directly or indirectly responsible for hiring an investment adviser.

4. “Payment” means any gift, subscription, loan, advance, or deposit of money or anything of value.

5. “Plan” means a participant-directed plan or program of a government entity such as a Section 529 qualified tuition plan sponsored by state, state agency or educational institution; a 403(b) plan (a tax-sheltered annuity plan that is a retirement plan for certain Access Persons of public schools, Access Persons of certain tax-exempt organizations, and certain ministers); or a 457 plan (deferred compensation plan established by a state or local government). This is not a comprehensive list and may include other governmental plans such as relief plans or health and welfare plans.

6. “Third Party Solicitor” means any person or entity that receives payment, as defined above, from the adviser for the purposes of soliciting advisory business, including, but not limited to, placement agents and consultants.

Contributions
This policy prohibits M&P or any of its Covered Associates from making Political Contributions in excess of certain de minimis amounts.
A. Requirements
•Covered Associates are required to report all Political Contributions quarterly;
•Newly hired Covered Associates are required to report Political Contributions for a two-year look-back period if they will solicit business for M&P. All other newly hired Covered Associates are subject to a six-month look-back period;
•If M&P determines that a Political Contribution triggered the two-year ban on compensation, M&P management will decide whether to continue to provide uncompensated services to the client or allow a reasonable period of time for the client to find a new investment adviser; and
•For any fees earned within two years following a triggering Political Contribution, M&P will promptly refund the portion of the management fee earned and received.

B. Limitations and Expectations
•Covered associates are permitted to make de minimis Political Contributions of up to:
o$350 per election1 if the Covered Associate is entitled to vote2 for the official; or
o$150 per election if the Covered Associate is not entitled to vote for the official.
o$150 per election for payments to a political party of a state or locality or payments made indirectly through a third party that would violate the Rule if done directly.
Coordination of Contributions
Neither M&P nor its Covered Associates may coordinate or solicit any person or political action committee to make contributions to the following:
•An official of a government entity to which M&P is providing or seeking to provide investment advisory services; or
•A political party of a state or locality where M&P is providing or seeking to provide advisory services to a government entity.
1 Primary and general elections are considered separate elections.
2 A covered associate is “entitled to vote” for an official if the covered associate’s principal residence is in the locality in which the candidate seeks election.

Examples of soliciting include, but are not limited to:
•Sponsoring an event where a candidate will engage in fundraising;
•Authorizing the use of the company logo or letterhead in connection with fundraising activities; and
•Coordinating small contributions from a large number of individuals.
Third Party Solicitation
M&P will not hire a third-party solicitor to solicit government clients unless such solicitor is a regulated person under the Rule.
Oversight
The CCO, or their designee, is responsible for oversight of this policy, including reviewing all Political Contributions reported and performing risk-based annual reviews of public websites.
Record Retention Requirements
M&P will maintain a record of the following:
•A list of all of its Covered Associates which includes:
oName and title;
oBusiness and residence addresses;
oDate became a Covered Associate;
oWhether Covered Associate solicits business on behalf of M&P.
•A list of all government entities for which M&P provides or has provided investment advisory services in the most recent five years.
•A list of all government entities whose Plans include(d) an account sub-advised by M&P.
•A list of all government entities that have been solicited by a Covered Associate of M&P.
•A list of all direct or indirect Political Contributions or payments made by M&P or its Covered Associates to an official of a government entity, a political party, or a political action committee. Records relating to these contributions must be listed in chronological order and include the following information:
oName and title of contributor;
oName and title of recipients, including city/county/state or other political subdivision;
oAmount and date of each contribution or payment;
oWhether any such contribution was the subject of the “returned contributions” exceptions defined in III(B)(2) above.
•The name and business address of each solicitor paid to solicit a government entity to retain M&P’s services.

Approved: December 18, 2012
Most Recent Revision: September 18, 2024